Exhibit 10.4

August 28, 2015

Ms. Caroline A. Hartill

Executive Vice President & Chief Scientific Officer

RTI Surgical, Inc.

11621 Research Circle

Alachua FL 32615

Dear Ms. Hartill:

Your Executive Transition Agreement with RTI Surgical, Inc., dated August 29, 2012, is about to expire. This letter will memorialize our agreement that the Executive Transition Agreement is hereby extended through December 31, 2015, and its terms and conditions shall otherwise be unchanged. If the above reflects your understanding, please execute a copy of this letter in the place indicated below and return it to me.

Very truly yours,

RTI SURGICAL, INC.

By:	/s/ Brian K. Hutchison
Brian K. Hutchison
President and Chief Executive Officer

Agreed by:

/s/ Caroline A. Hartill
Caroline A. Hartill
Executive Vice President & Chief Scientific Officer